Exhibit 10.2

Execution Version

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of September [●], 2022 (the “Effective Date”) by and between MILLENNIUM PHARMACEUTICALS, INC., a corporation incorporated under the laws of the State of Delaware and wholly owned subsidiary of Takeda Pharmaceutical Company Limited (“Takeda”), and PUMA BIOTECHNOLOGY, INC., a corporation incorporated under the laws of the State of Delaware (“Puma”). Puma and Takeda are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Takeda owns or controls certain rights to patents and other intellectual property related to the Licensed Compound (as defined below);

WHEREAS, Puma desires to license these intellectual property rights from Takeda in order to commercially develop, manufacture, use and distribute Licensed Product(s) (as defined below) throughout the Territory (as defined below), and Takeda desires to grant this license to Puma, in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1    “Abandoned Patent Right” has the meaning set forth in Section 4.3.

1.2    “Accounting Standards” means International Financial Reports Standards (IFRS) with respect to Takeda, and U.S. Generally Accepted Accounting Principles (GAAP), with respect to Puma, and GAAP or IFRS, as applicable, with respect to any Affiliate or Sublicensee, in each case, as generally and consistently applied through the Party’s (or such Affiliate or Sublicensee’s) organization. Each Party will promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however that each Party may only use internationally recognized accounting principles (e.g. IFRS, GAAP, etc.).

1.3    “Acting Party” has the meaning set forth in Section 3.12.5.

1.4    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of the definition of “Affiliate”, “control” means the direct or indirect ownership of fifty percent (50%) or more of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person, provided that in the case of jurisdictions in which the maximum percentage ownership permitted by applicable Law for a foreign investor is less than 50%, such lower percentage will be substituted. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

1.5    “Agreement” has the meaning set forth in the Preamble.

1.6    “Alisertib Patents” means the Patent Rights set forth on Exhibit D-1, as it may be updated from time to time with the mutual agreement of the Parties in accordance with Section 5.9.

1.7    “Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA) and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.8    “Assigned Third Party Agreements” means the agreements listed as such on Exhibit A or Exhibit F ([***]).

1.9    “Assignment and Assumption Agreement” means each agreement entered into by and between the Parties and/or their respective Affiliates, in each case substantially in the form of Exhibit J-1 or J-2 hereto.

1.10    “Audited Party” has the meaning set forth in Section 3.11.

1.11    “Calendar Quarter” means any period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.12    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13    “cGMP” means all then-current and phase-appropriate applicable standards relating to current good manufacturing practices for fine chemicals, intermediates, bulk Licensed Products or finished pharmaceutical drugs, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, 21 C.F.R. Parts 210 and 211, (b) all applicable requirements detailed in the EMA’s “EU guidelines for Good Manufacturing Practice for Medicinal Licensed Products for Human and Veterinary Use,” and (c) all applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical drug Licensed Product, as applicable.

1.14    “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, and any other human clinical trial of a Licensed Product.

1.15    “Combination Patents” means the Patent Rights set forth on Exhibit D-2, as it may be updated from time to time with the mutual agreement of the Parties in accordance with Section 5.9.

1.16    “Combination Product” means a Licensed Product that includes a Licensed Compound and [***].

1.17    “Commercially Reasonable Efforts” means such reasonable, diligent and good faith efforts and resources as are commensurate with those commonly used in the pharmaceutical industry by a similarly situated company engaged in the development or commercialization of pharmaceutical products at a similar stage of development or commercialization, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product.

1.18    “Commercial Milestone Events” has the meaning set forth in Section 3.3.

1.19    “Commercial Milestone Payments” has the meaning set forth in Section 3.3.

1.20    “Confidential Information” has the meaning set forth in Section 8.1.

1.21    “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

1.22    “Covered” by a Patent Right means [***].

1.23    “Data Controller” means the natural or legal person which, alone or jointly with others determines the purposes and means of the Processing of Personal Data.

1.24    “Data Protection Laws” means all applicable laws in relation to data protection, privacy, interception and monitoring of communications, or requirements relating to the Processing of Personal Data of any kind, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.25    “Data Subject” has the meaning set forth in Section 1.71.

1.26    “Data Subject Request” means any communication addressed to one or both Parties under this Agreement made by a Data Subject exercising one or several of his/her data protection rights under applicable Data Protection Laws.

1.27    “Defending Party” has the meaning set forth in Section 4.4.4.

1.28    “Delayed Third Party Agreements” means the agreements listed as such on Exhibit A or Exhibit F (for clarity, those listed on Exhibit A shall be deemed both IIR Agreements and Delayed Third Party Agreements).

1.29    “Development Milestone Events” has the meaning set forth in Section 3.2.

1.30    “Development Milestone Payments” has the meaning set forth in Section 3.2.

1.31    “Disclosing Party” has the meaning set forth in Section 8.1.1.

1.32    “Document Access Agreement” has the meaning set forth in Section 5.4.

1.33    “Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.34    “Drug Approval Application” means any (a) new drug application, supplemental new drug application, biologics license application or other marketing authorization application, in each case submitted to the FDA, including any amendments thereto or (b) comparable applications filed in or for countries or jurisdictions outside of the United States, in each of (a) and (b) to obtain Regulatory Approval to commercialize a Licensed Product in that country or jurisdiction.

1.35    “Effective Date” has the meaning set forth in the Preamble.

1.36    “EMA” means the European Medicines Agency or any successor entity thereto.

1.37    “Enforcing Party” has the meaning set forth in Section 4.4.3.

1.38    “European Union” or “EU” means the European Union member states as of the Effective Date.

1.39    “Executive Officer” means [***].

1.40    “Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export, transfer possession of or title in or otherwise exploit a compound or product.

1.41    “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.42    “FDCA” means the Federal Food Drug and Cosmetic Act, as amended from time to time.

1.43    “Field” means the treatment, diagnosis and prophylaxis of disease in humans and animals.

1.44    “First Commercial Sale” means, with respect to a Licensed Product in any country, the first sale for end use or consumption of such Licensed Product in such country after Marketing Approval has been granted in such country.

1.45    “Generic Product” means, with respect to a Licensed Product, any pharmaceutical product that [***] or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions.

1.46    “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidances, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.

1.47    “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.

1.48    “Governmental Authority” means any court, tribunal, agency, commission, department, ministry, official, authority or other instrumentality of any national, federal, state, county, provincial, local, municipal, city or other political subdivision thereof or of any multinational governmental body, or any council, court or other tribunal entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

1.49    “IIR” means an investigator-initiated study of a Licensed Product conducted pursuant to an IIR Agreement.

1.50    “IIR Agreement” means the agreements set forth on Exhibit A.

1.51    “Indication” means [***].

1.52    “Initiation” means, with respect to a Clinical Trial, the first dosing in the first subject in such Clinical Trial. “Initiated” shall have a corresponding meaning.

1.53    “Know-How” means all non-public technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials and excludes Patent Rights.

1.54    “Law” means applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any applicable rules, regulations, guidances, or other requirements of any Regulatory Authority that may be in effect from time to time, including cGMP, GLP and GCP.

1.55    “Licensed Compound” means Takeda’s proprietary compound known as alisertib (a.k.a. MLN-8237), having the chemical structure set forth on Exhibit B, including any [***].

1.56    “Licensed Know-How” means any Know-How that is set forth on Exhibit C, as it may be updated from time to time with the mutual agreement of the Parties in accordance with Section 5.9. For clarity, Know-How relating to the Licensed Compound or Licensed Products in combination with any Other Product, and any Know-How not relating to the Licensed Compound or Licensed Product (for example clinical trial information arising from a trial arm that did not include the Licensed Compound) is explicitly excluded from Licensed Know-How.

1.57    “Licensed Patents” means (i) the Alisertib Patents, (ii) the Combination Patents, and (iii) any Patent Rights which Takeda Controls after the Effective Date during the Term which are necessary to Exploit the Licensed Compound in the form it exists as of the Effective Date.

1.58    “Licensed Product” means any therapeutic or diagnostic product consisting of, or containing, the Licensed Compound, in all forms, presentations, formulations and dosage forms, including combinations with active ingredients other than the Licensed Compound.

1.59    “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.60    “Losses” has the meaning set forth in Section 7.1.

1.61    “Major Market Country” means each of the United States, the United Kingdom, France, Germany, Italy, Spain and Japan.

1.62    “Marketing Approval” means all Regulatory Approvals granted by a Regulatory Authority or other regulatory agency in a country or region, necessary for the manufacture, use, storage, import, marketing, distribution and sale of a Licensed Product in such country or region.

1.63    “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Puma, its Affiliates or Sublicensee(s) (the “Selling Party”) for sales of such Licensed Product in the Territory to Third Parties, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with the applicable Accounting Standards (without duplication):

(a)    sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to the Licensed Product and any other equivalent governmental charges imposed upon the importation, use or sale of the Licensed Product (excluding taxes when assessed on income derived from sales);

(b)    credits and allowances for defective or returned Licensed Product, including allowances for spoiled, damaged, outdated, rejected, returned, withdrawn or recalled Licensed Product;

(c)    governmental and other rebates, discounts, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to the Licensed Product;

(d)    reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Licensed Product;

(e)    reasonable transportation charges relating to the Licensed Product, including freight, export licenses, shipping, postage, handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such Licensed Product;

(f)    retroactive price reductions granted to the Third Party applicable to sales of such Licensed Product;

(g)    bad debts actually written off with respect to such Licensed Products (with any such amounts actually received being included in Net Sales when recovered); and

(h)    trade, cash, prompt payment or quantity rebates and discounts, allowed and taken directly by the Third Party.

Net Sales will be determined from books and records maintained in accordance with the applicable Accounting Standards, consistently applied throughout the organization and across all Licensed Products of the entity whose sales of the Licensed Product are giving rise to Net Sales.

Net Sales shall also include, with respect to a Licensed Product sold, or otherwise disposed of, for any consideration other than exclusively monetary consideration on bona fide, arms’ length terms, an amount equal to the average sales price for a Licensed Product having the same dosage form and strength during the applicable reporting period in the country where such sale or other disposal occurred when the Licensed Product is sold alone and not with other Licensed Products, or if the Licensed Product is not sold alone in such country during the applicable reporting period, then an amount equal to the average sales price during the applicable reporting period generally achieved for a Licensed Product having the same dosage form and strength. For the avoidance of doubt, disposition of Licensed Product for, or use of Licensed Product in, Clinical Trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies, in each case to the extent the consideration received for such Licensed Product does not exceed the cost for such Licensed Product, shall not result in any Net Sales. Sales of a Licensed Product between or among Puma and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

Notwithstanding the foregoing, in the event a Licensed Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)    If the Licensed Compound contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Licensed Compound sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such Other Active Ingredient(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)    If the Licensed Compound contained in the Combination Product is sold independently of the Other Active Ingredient(s) contained in the Combination Product in such country, but the average gross selling price of such Other Active Ingredient(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Licensed Compound sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iii)    If the Other Active Ingredient(s) contained in the Combination Product are sold independently of the Licensed Compound contained in the Combination Product in such country, but the average gross selling price of such Licensed Compound in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Active Ingredient(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iv)    If the Licensed Compound contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Licensed Compound nor such Other Active Ingredient(s) can be determined in such country, Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties.

(v)    Notwithstanding the foregoing, no Selling Party will sell any Licensed Product as a Combination Product in such a manner as to disproportionately discount the selling price of the Licensed Product included in such Combination Product as compared with the weighted average discount applied to the other products in such Combination Product, as a percent of the respective list prices (or if not available, a good faith estimate thereof) of such products and the stand alone Combination Product prior to applying the discount.

1.64    “Non-Acting Party” has the meaning set forth in Section 3.12.5.

1.65    “Other Active Ingredient” means the [***] other than a Licensed Compound.

1.66    “Other Product” means a product containing an Other Active Ingredient and which is not a Combination Product.

1.67    “Party” has the meaning set forth in the Preamble.

1.68    “Patent Rights” means the rights and interests in and to all U.S. and foreign (a) patents, including, without limitation, certificates of invention, registrations, reissues, extensions, substitutions, confirmations, renewals, re-registrations, re-examinations, revalidations, patents of additions or like filing thereof; and (b) patent applications, including, without limitation, provisional, converted provisional, non-provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof, any patents issuing therefrom, and any substitution, extension, registration, confirmation, reissue, re-examination, renewal or like filing thereof.

1.69    “Payments” has the meaning set forth in Section 3.12.1.

1.70    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.71    “Personal Data” shall mean any information relating to an identified or identifiable natural person (“Data Subject”); an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person. The Personal Data to be processed by and shared between the Parties under this Agreement relates to personal data of subjects enrolled in clinical trials related to the Licensed Compound and Licensed Products.

1.72    “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.

1.73    “Phase 1 Clinical Trial” means any initial stage human clinical trial in which a Licensed Product is introduced into humans and is conducted mainly, but not limited to, to evaluate the safety, metabolism and pharmacokinetic properties, clinical pharmacology, and if possible, to gain early evidence on effectiveness of such Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

1.74    “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to test the effectiveness and to determine the common short-term side effects and risks associated with such Licensed Product for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-U.S. equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

1.75    “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product designed to: (a) gather additional information about the effectiveness and safety of such Licensed Product that is needed to evaluate the overall benefit-risk relationship of the Licensed Product for its intended use; (b) provide the clinical basis of commercial labeling; and (c) support regulatory approval of the Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-U.S. equivalents. A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

1.76    “Pre-Launch Level” has the meaning set forth in Section 3.5.

1.77    “Process” or “Processing” shall mean any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

1.78    “Puma” has the meaning set forth in the Preamble.

1.79    “Puma Indemnified Parties” has the meaning set forth in Section 7.2.

1.80    “Receiving Party” has the meaning set forth in Section 8.1.1.

1.81    “Regulatory Approval” means approval of a Drug Approval Application by the FDA, or approval of a Drug Approval Application or a comparable document filed with an equivalent health regulatory authority in any other country or in the European Union (using the centralized process, decentralized process or mutual recognition or member state national authorization), including, where applicable, pricing or reimbursement approval if required in order to Exploit the Licensed Product in the relevant jurisdiction.

1.82    “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approval or Marketing Approval for a Licensed Product, including the FDA, EMA and any corresponding national or regional regulatory authorities.

1.83    “Regulatory Exclusivity” means, with respect to a Licensed Product, any exclusive marketing rights or data exclusivity rights conferred by an applicable Regulatory Authority with respect to such Licensed Product (including any such rights that would satisfy the requirements of Sections 505(b)(1) or 505(b)(2) of the FDCA or its non-U.S. equivalents) other than a Patent Right.

1.84    “Regulatory Filing” means any all (a) submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Licensed Product and (b) Drug Approval Applications for a Licensed Product.

1.85    “Reserved IIR” means an investigator-initiated study of a Licensed Product conducted pursuant to a Reserved IIR Agreement.

1.86    “Reserved IIR Agreement” means an agreement set forth on Exhibit E.

1.87    “Reserved IIR IP” has the meaning set forth in Section 2.5.

1.88    “Royalty Report” has the meaning set forth in Section 3.7.

1.89    “Royalty Term” has the meaning set forth in Section 3.6.

1.90    “Safety Database” has the meaning set forth in Section 5.5.

1.91    “SCCs” has the meaning set forth in Section 5.10.

1.92    “Security Incident Affecting Personal Data” means any actual or reasonably suspected accidental, unlawful or unauthorized loss, destruction, alteration, access, use, disclosure of, damage or corruption to Personal Data Processed under this Agreement.

1.93    “Selling Party” has the meaning set forth in the definition of “Net Sales.”

1.94    “Sublicensee(s)” means (a) any Person other than an Affiliate of Puma to whom Puma has granted a sublicense under this Agreement, or (b) any other Person to whom a Sublicensee in (a) or an Affiliate of Puma has granted a sublicense under this Agreement.

1.95    “Takeda” has the meaning set forth in the Preamble.

1.96    “Takeda Indemnified Parties” has the meaning set forth in Section 7.1.

1.97    “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official in the Territory.

1.98    “Tax Action” has the meaning set forth in Section 3.12.5.

1.99    “Tax Benefit” has the meaning set forth in Section 3.12.5.

1.100    “Term” has the meaning set forth in Section 9.1.

1.101    “Territory” means the entire world.

1.102    “Third Party” means a Person other than (a) Takeda or any of its Affiliates, and (b) Puma or any of its Affiliates.

1.103    “Third Party IP” has the meaning set forth in Section 9.5(d).

1.104    “Transaction Documents” has the meaning set forth in Section 10.1.

1.105    “Transition Plan” means the plan for the transfer of the Licensed Know- How and other transition activities attached as Exhibit G hereto.

1.106    “Valid Claim” means a claim of any issued and unexpired patent, or any patent application within the Licensed Patents that has not been pending for more than [***] from its priority date, which has not been (a) revoked or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction (and which decision can no longer be appealed or was not appealed within the time allowed) or (b) held to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.107    “VAT” means, within the EU, such tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added tax or any form of consumption tax levied by a relevant tax authority, as well as all other forms of consumption taxes levied by the relevant tax authority on the purchase of a good or a service, including but not limited to sales tax and good and service tax.

ARTICLE 2.
LICENSE GRANT

Section 2.1    Exclusive License Grant.    Subject to the terms and conditions of this Agreement, Takeda hereby grants to Puma an exclusive (even as to Takeda but subject to Section 2.4), royalty-bearing, sublicensable (but only in accordance with Section 2.2), license under its interest in the Licensed Technology to Exploit Licensed Compounds and Licensed Products in the Field in the Territory. For clarity, to the extent the Licensed Technology relates to, claims, or Covers the Exploitation of an Other Product, Puma’s license under this Section 2.1 does not include the right to Exploit the Other Product.

Section 2.2    Sublicenses.    Puma and its Affiliates shall be entitled to grant one or more sublicenses of the rights granted to it under Section 2.1, in full or in part (with the right to sublicense through multiple tiers), to Third Parties by a written agreement, provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement, including the limitations applicable to any Patent Right as set forth in Exhibit D; (b) Puma will continue to be responsible for full performance of Puma’s obligations under this Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Puma hereunder; (c) any such Sublicensee shall agree in writing to be bound by the obligations of Puma hereunder that are relevant to the rights sublicensed by Puma to Sublicensee under such sublicense agreement; and (d) any such Sublicensee shall agree either to permit Takeda to conduct an audit of such Sublicensee on the same terms as Section 3.11 or to allow Puma to conduct such an audit on such terms (with the result being reportable to Takeda as provided in Section 3.11). Puma shall, within [***] of entering into any such sublicense, provide Takeda with a copy of the sublicense agreement, which may be redacted to omit terms and conditions not applicable to Puma’s obligations under this Agreement.

Section 2.3    Limited Grant.    Puma acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise, any right, title or interest in, to or under any Takeda patents other than the Licensed Patents regardless of whether such other patents are dominant or subordinate to any Licensed Patent.

Section 2.4    Reserved Rights.    All rights that are not specifically granted herein are reserved to Takeda. In addition, Takeda shall retain the right (a) to utilize the Licensed Compound and Licensed Products for non-clinical research and non-clinical development purposes, and (b) to perform or have performed any activities allocated to it under this Agreement, which activities include the conduct of the Reserved IIRs and Delayed Third Party Agreements (until such time as the applicable Delayed Third Party Agreement becomes an Assigned Third Party Agreement) and such rights granted by Takeda to Third Parties pursuant to the Reserved IIR Agreements and Delayed Third Party Agreements (until such time as the applicable Delayed Third Party Agreement becomes an Assigned Third Party Agreement), to which the rights granted to Puma pursuant to Section 2.1 are subject. For clarity, such rights also include the right to conduct and supply Licensed Compound and/or Licensed Product for any compassionate use, single patient IND or similar agreements entered into following the date hereof, if entered into in accordance with the Transition Plan.

Section 2.5    Reserved IIR IP.    [***]. If [***], then Takeda shall (a) provide Puma [***], (b) [***], (c) take such actions as necessary to [***], in each case subject to Puma’s written agreement [***].

ARTICLE 3.
PAYMENTS

Section 3.1    Upfront Payment.    In partial consideration of the rights granted herein to Puma, Puma shall pay to Takeda a one-time, non-refundable, non-creditable payment of Seven Million Dollars ($7,000,000) within [***] following the Effective Date.

Section 3.2    Development Milestone Payments.    In partial consideration of the rights granted herein to Puma, Puma shall pay to Takeda milestone payments (“Development Milestone Payments”) following the first occurrence of the milestone events set forth in the table below (the “Development Milestone Events”). Puma shall pay to Takeda the applicable Development Milestone Payment within [***] after the first occurrence of an applicable Development Milestone Event. For clarity, (a) each Development Milestone Payment is payable only once, and (b) no Development Milestone Payment shall be payable for subsequent or repeated achievements of such Development Milestone Event with respect to a Licensed Product. Each of the Development Milestone Payments shall be non- refundable and non-creditable. The Development Milestone Events and Development Milestone Payments shall be as follows:

Milestone No.	Development Milestone Event	Development Milestone Payment
1.	[***]	$[***]
2.	[***]	$[***]
3.	[***]	$[***]
4.	[***]	$[***]
5.	[***]	$[***]
6.	[***]	$[***]

Section 3.3    Commercial Milestones.    Puma shall pay to Takeda certain milestone payments (“Commercial Milestone Payments”) following the first occurrence of certain milestone events, as set forth in this Section 3.3 (the “Commercial Milestone Events”). Puma shall pay to Takeda the applicable Commercial Milestone Payment within [***].

Commercial Milestone Event	Commercial Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

Section 3.4    Royalties.    During the Royalty Term, Puma shall pay to Takeda a royalty on worldwide, aggregate annual Net Sales of Licensed Products as follows:

Increments of Worldwide Aggregate Annual Net Sales of Licensed Products in a Calendar Year	Royalty Rate
[***]	[***]%
[***]	[***]%

Section 3.5    Royalty Reductions.

3.5.1    Third Party Intellectual Property.    On a Calendar Quarter-by-Calendar Quarter basis during the applicable Royalty Term, Puma will be entitled to deduct against royalties otherwise payable to Takeda hereunder up to [***] as of the Effective Date.

3.5.2    [***].    If, on a country-by-county and Licensed Product-by-Licensed Product basis, [***] in a given country and [***], the royalty rates set forth above would be reduced by [***] for such country for so long as [***].

3.5.3    Royalty Floor.    Notwithstanding the foregoing, on a Calendar Quarter-by-Calendar Quarter, Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term, Puma will not be entitled to deduct more than [***] of the royalties otherwise payable to Takeda hereunder with respect to a given Licensed Product in a given Calendar Quarter for Net Sales in a given country.

Section 3.6    Royalty Term.    Puma’s obligation to pay royalties with respect to a Licensed Product in a particular country shall commence upon the First Commercial Sale of such Licensed Product in such country and shall expire on a country-by-country basis on the latest of (a) the date on which the Exploitation of such Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country, (b) the date on which there is no longer any Regulatory Exclusivity for such Licensed Product in such country, or (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

Section 3.7    Royalty Reporting and Payment.    Beginning upon the First Commercial Sale of the first Licensed Product and continuing until the expiration of the last to expire Royalty Term, Puma shall, within [***] after the end of each Calendar Quarter, (a) prepare and deliver to Takeda royalty reports of the sale of Licensed Product(s) by the Selling Parties for each Calendar Quarter specifying in the aggregate: (i) total gross amounts for the Licensed Product(s) sold or otherwise disposed of by a Selling Party; (ii) amounts deducted in accordance with the definition of Net Sales from gross amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable (each such report, a “Royalty Report”), and (b) pay to Takeda the amount of royalties payable specified in such Royalty Report for such Calendar Quarter. In addition, Puma shall provide a quarterly estimate of expected Net Sales for each Calendar Quarter by [***], and an annual forecast of expected Net Sales for the following Calendar Year by [***].

Section 3.8    Payment Method.    Unless otherwise agreed by the Parties, all payments due from Puma to Takeda under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to such account as may be specified to Puma by Takeda in writing from time to time following the Effective Date.

Section 3.9    Currency Conversion.    In the case of sales outside the United States, payments received by Puma will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Puma or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, Puma or such Sublicensee does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Puma or such Sublicensee shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of [***]. Puma will inform Takeda as to the specific exchange rate translation methodology used for a particular country or countries and cause any Sublicensees to comply with the terms of this Section 3.9.

Section 3.10    Late Payments.    In the event that any payment due hereunder that is not being disputed in good faith is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on [***], the interest being compounded on [***]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law.

Section 3.11    Records and Audits.    Puma will keep complete and accurate records of the underlying revenue and expense data relating to its calculations of Net Sales and payments required under this Agreement for the longer of (i) the time period required by applicable Law, or (ii) [***] following the Calendar Year to which such records pertain. Takeda will have the right, [***] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by Takeda and reasonably acceptable to Puma, review any such records of Puma or its Affiliates or subject to the last sentence of this Section 3.11, Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [***] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Article 3 within the [***] preceding the date of the request for review. Puma will receive a copy of the portions of each such report necessary to verify the accuracy of any purported discrepancy. Should such inspection lead to the discovery of a discrepancy to Takeda’s detriment, Puma will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.10. Takeda will [***] unless the underpayment of amounts due to Takeda is greater than [***] of the amount due for the entire period being examined, in which case Puma will [***]. Should the audit lead to the discovery of a discrepancy to Puma’s detriment, Puma may credit the amount of the discrepancy, [***], against future payments payable to Takeda under this Agreement, and if there are no such payments payable, then Takeda shall pay to Puma the amount of the discrepancy, [***], within [***] of Takeda’s receipt of the report. Puma shall use commercially reasonable efforts to obtain consent from Sublicensees to allow Takeda to audit records of Sublicensees as required by this Section 3.11, provided that [***], as required in this Section 3.11.

Section 3.12    Taxes.

3.12.1    Withholding.    Except as otherwise provided in this Agreement, the amounts payable pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. Puma shall deduct and withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold. Notwithstanding the foregoing, if Takeda is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it may [***]. [***] the withheld amount, which withheld amount shall be treated as [***] payment within [***] following that payment.

3.12.2    Tax Cooperation.    Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

3.12.3    No Other Reductions.    Except as provided in this Section 3.12 and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any Taxes, unless required by applicable Law.

3.12.4    VAT.    Unless otherwise stated, any consideration payable under this Agreement shall be exclusive of VAT. If a Party makes a supply pursuant to this Agreement, and VAT is payable on that supply, the consideration for the supply (VAT exclusive consideration) is increased by an amount equal to the VAT exclusive consideration multiplied by the rate of VAT prevailing at the time the supply is made (additional VAT amount). VAT (if any) will become due and payable upon presentation of a valid VAT invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction).

3.12.5    Redomicile, Assignment or Sublicense.    Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that if [***] at the request of the other Party) (each, a “Tax Action” and such Party, the “Acting Party”), and such action leads to [***] (the “Non-Acting Party”) [***], then the amount of such payment will be [***] (a) would not have been imposed but for a [***] or (b) is attributable to a [***]. To the extent the [***] Taxes otherwise due in any taxable period ending [***], the Non-Acting Party shall [***].

ARTICLE 4.
PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

Section 4.1    Inventorship of Intellectual Property.    All determinations of inventorship under this Agreement will be in accordance with U.S. patent law.

Section 4.2    Prosecution and Maintenance of Alisertib Patents.    Except as set forth in Exhibit D-1, Puma shall have the first right to file, prosecute and maintain all Patent Rights within the Alisertib Patents, [***]. Puma will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Patent Rights within the Alisertib Patents; provided, however, that Puma does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Alisertib Patents. Should Puma wish to [***] that is not, as of the Effective Date, [***], Puma will consult with Takeda on [***], and the [***] will be mutually agreed upon by both Parties (such consent not to be unreasonably withheld by Takeda). Puma will assume all costs associated with [***]. Takeda shall reasonably cooperate with Puma’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Alisertib Patents; provided, however, that [***]. Puma shall keep Takeda reasonably informed, in person or by telephone or email, regarding the status of such prosecution and maintenance activities, and Puma shall promptly upon receipt forward to Takeda copies of any significant office actions, communications, and correspondence relating to the Alisertib Patents. Takeda shall have the right to comment on and to discuss prosecution and maintenance activities with Puma, and Puma shall consider the same in good faith and shall provide Takeda with copies of all proposed filings and correspondence at least [***] in advance to give Takeda the opportunity to review and comment. [***]. Any such Patent Rights shall be [***], shall be [***], and shall be considered part of the [***]. [***].

Section 4.3    Takeda Step-In Right.    Notwithstanding the foregoing, if Puma declines to file, prosecute or maintain any Patent Rights within the Alisertib Patents, elects to allow any such Patent Rights to lapse in any country, or elects to abandon any such Patent Rights which Cover a Licensed Product or the Licensed Compound, prior to having exhausted all available avenues available within the respective patent office (each, an “Abandoned Patent Right”), then:

(a)    Puma shall provide Takeda with reasonable notice of such decision so as to permit Takeda to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office),

(b)    Takeda, [***], may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights,

(c)    Takeda shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel ([***]) selected by Takeda,

(d)    Puma shall assist and cooperate with Takeda’s reasonable requests to support prosecution and maintenance of such Abandoned Patent Rights; provided, however, that Takeda shall reimburse Puma for its reasonable expenses with respect to such cooperation, and

(e)    In the event a patent issues with respect to any such Abandoned Patent Rights, Takeda shall provide reasonable notice to Puma thereof and such Abandoned Patent Right shall be excluded from the license granted by Takeda to Puma under Section 2.1, unless Puma:

(i)    reimburses Takeda for its internal and external costs and expenses related to the prosecution and maintenance of such Abandoned Patent Right within [***] of notice of issuance of any such patent, and

(ii)    assumes, in writing, the responsibility for the continued prosecution and maintenance of such Patent Rights in accordance with the provisions of Article 4.

Section 4.4    Enforcement of Alisertib Patents.

4.4.1    Puma Enforcement.    Each Party will notify the other promptly in writing when any infringement of an Alisertib Patent by a Third Party is uncovered or reasonably suspected. As between the Parties, Puma shall have the first right, but not the obligation, to enforce the Alisertib Patents against any infringement or alleged infringement thereof, and shall at all times keep Takeda informed as to the status thereof. Puma may, [***], institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5. Takeda shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) [***]. Puma shall not enter into any settlement of any claim described in this Section 4.4.1 that results in any financial liability on the part of Takeda or requires an admission of liability, wrongdoing or fault on the part of Takeda, without Takeda’s prior written consent, in each case, such consent not to be unreasonably withheld.

4.4.2    Takeda Enforcement.    If Puma elects not to enforce any Alisertib Patent, then it shall so notify Takeda in writing within [***] of receiving notice or discovering that an infringement exists or is reasonably suspected (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such infringement), and Takeda may, in its sole judgment, and [***], take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5. Puma shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) [***]. Takeda shall not enter into any settlement of any claim described in this Section 4.4.2 that results in any financial liability on the part of Puma or requires an admission of liability, wrongdoing or fault on the part of Puma without Puma’s prior written consent, such consent not to be unreasonably withheld.

4.4.3    Cooperation with Respect to Enforcement.    Irrespective of which Party controls an action pursuant to this Section 4.4, the Parties will discuss in good faith the enforcing Party’s choice of counsel with respect to such enforcement action and the enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice [***].

4.4.4    Defense of Third Party Claims.    If either (a) any Licensed Product Exploited by or under authority of Puma becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the Exploitation of such Licensed Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Alisertib Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 7, unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). If Takeda is named in such legal action but not Puma, then Puma shall have the right to join, [***], any such legal action and to be represented in such action by its own counsel. Neither Party shall enter into any settlement of any claim described in this Section 4.4.4 that admits to the invalidity, narrowing of scope or unenforceability of the Alisertib Patents or this Agreement, incurs any financial liability on the part of the other Party, or requires an admission of liability, wrongdoing or fault on the part of the other Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

Section 4.5    Recovery.    Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.4 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(a)    If Puma is the Enforcing Party, [***]; and

(b)    If Takeda is the Enforcing Party, [***].

Section 4.6    Patent Term Extensions and Filings for Regulatory Exclusivity Periods.

(a)    Puma will in its sole discretion determine whether to seek patent term extension or supplementary protection certificates or their equivalent for the Alisertib Patents, in the jurisdictions where such protections are available. Puma will keep Takeda informed regarding their plans and timelines in seeking such protections.

(b)    Puma shall have sole responsibility and authority regarding which Alisertib Patents to list on any patent listings required for any Regulatory Exclusivity for Licensed Products or any patent term extension or supplementary protection certificates or their equivalent for the Alisertib Patents.

Section 4.7    Prosecution, Maintenance, Enforcement and Defense of Combination Patents.    Takeda shall be solely responsible, and have the sole right, at its own cost and expense, for the prosecution, maintenance, enforcement, and defense of all Patent Rights within the Combination Patents. Takeda will in its sole discretion determine whether to seek patent term extension or supplementary protection certificates or their equivalent for the Combination Patents, in the jurisdictions where such protections are available.

Section 4.8    Patent Marking.    Puma will mark, and will cause all other Selling Parties to mark, the Licensed Product(s) with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 5.
DEVELOPMENT AND COMMERCIALIZATION

Section 5.1    Responsibility for Development and Commercialization.

(a)    Puma Responsibility. Following the Effective Date and during the Term, except with respect to the Reserved IIRs and Delayed Third Party Agreements (until such time as the applicable Delayed Third Party Agreement becomes an Assigned Third Party Agreement), Puma shall be responsible for the research, development, commercialization and Exploitation of all Licensed Products in the Field in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities. Puma shall be solely responsible for all expenses incurred in connection with the foregoing. Puma shall conduct all research, development, commercialization and Exploitation of all Licensed Products in accordance with applicable Law.

(b)    Clinical Development Plan. Puma will conduct its clinical development activities for Licensed Products pursuant to the clinical development plan set forth on Exhibit H (as may be amended by Puma, the “Clinical Development Plan”). Puma will have the right to update the Clinical Development Plan in its sole discretion during the Term, and shall promptly notify Takeda of any material amendments to the Clinical Development Plan during the Term.

(c)    Takeda Responsibility. As between the Parties, Takeda shall be responsible for all expenses associated with the [***]. Takeda shall disclose to Puma all results of the [***].

Section 5.2    Puma Diligence Obligations.    Puma shall use Commercially Reasonable Efforts at all times during the Term to research, develop in accordance with the Clinical Development Plan, obtain Regulatory Approval for, and commercialize one Licensed Product in each of the Major Market Countries.

Section 5.3    Puma Reporting Obligations.    On a [***] basis, Puma will provide Takeda with a written report describing any research, development, manufacturing and commercialization activities conducted by Puma, its Affiliates or Sublicensees with respect to Licensed Products in the Territory during the preceding [***] period. Such written report will include an updated copy of the Clinical Development Plan, unless such version has previously been provided to Takeda.

Section 5.4    Transfer of Licensed Know-How.    Takeda shall transfer to Puma the Licensed Know-How listed on Exhibit C in accordance with the Transition Plan. The Licensed Know-How will be transferred in a customary electronic format to the extent available, or otherwise in the original paper format. [***]. With respect to paper documentation comprising any Licensed Know-How to be transferred to Puma in accordance with the Transition Plan, including records and documentation [***], the Parties shall enter into a document access or similar agreement to be mutually agreed to by the Parties and setting forth the terms of Puma’s access to such documentation and responsibility for costs therefor (such agreement the “Document Access Agreement”).

Section 5.5    Transfer of Regulatory Materials and Safety Database.    Promptly following the Effective Date, Takeda will (a) assign (or cause its Affiliates to assign) to Puma all Regulatory Filings and Regulatory Approvals with respect to the Licensed Compound or the Licensed Products which are owned by Takeda as of the Effective Date in the Territory, and (b) initiate the transfer to Puma of the global safety database for the Licensed Product(s) (the “Safety Database”). Takeda and Puma shall jointly work to complete the transfer of such Safety Database within [***] after the Effective Date. For clarity, Takeda shall have no obligation to transfer any Regulatory Filings, Regulatory Approvals or safety information to the extent any of the foregoing [***]. In connection therewith, Takeda and Puma shall enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”). In the event of any conflict between this Agreement and the Pharmacovigilance Agreement, as to any matters relating to the Safety Database or provisions of this Section 5.5, the Pharmacovigilance Agreement shall govern. Prior to the completion of the transfer of the Safety Database, Puma and Takeda shall reasonably cooperate and use diligent efforts to ensure compliance with safety reporting requirements related to the Licensed Product(s) and Takeda shall provide safety information to Puma as Puma might reasonably request or otherwise as necessary to satisfy Puma’s regulatory or other legal obligations. Following the completion of the transfer of the Safety Database, Puma shall assume ownership and control of the Safety Database. For clarity, safety data from studies which are [***] is explicitly excluded from Takeda’s obligations under this Section 5.5 to the extent [***]; provided further, however, that if Puma (or its Affiliate or its or their (sub)licensee) is required by a Regulatory Authority, or otherwise finds it necessary and provides reasonably sufficient rationale to Takeda, to report any safety data relating to [***].

Section 5.6    Transfer of Inventory.    Within [***] after the Effective Date, Takeda will transfer to Puma the inventory of Licensed Compound, Licensed Products and materials intended for the manufacture thereof that are in Takeda’s possession or control, as set forth on Exhibit I ([***]). [***]. Takeda will [***] pursuant to this Section 5.6. All inventory and materials provided by Takeda are provided on an as-is basis. Takeda makes no representations or warranties with respect to any inventory or materials except as expressly set forth in Article 6, including for clarity, any representations or warranties that the inventory of Licensed Compound and Licensed Product have remaining shelf life or are suitable for use under applicable Laws. Notwithstanding any provision to the contrary set forth in this Agreement, [***].

Section 5.7    Transfer of Third Party Agreements.    Effective as of the Effective Date, Takeda agrees to assign, Puma agrees to accept, and the Parties will enter into an Assignment and Assumption Agreement substantially in the form of Exhibit J-1 hereto pursuant to which Takeda will assign, and Puma will accept, the Assigned Third Party Agreements in their entirety. [***]. Upon the occurrence of (i) and (ii) Takeda agrees to assign (or cause its Affiliate(s) to assign), Puma agrees to accept, and the Parties agree to enter into an Assignment and Assumption Agreement substantially in the form of Exhibit J-2 hereto pursuant to which Takeda (including Takeda’s respective Affiliates, if applicable) will assign, and Puma will accept, [***]. Each [***] will be deemed an Assigned Third Party Agreement as of the date it is assigned pursuant to an Assignment and Assumption Agreement. The Parties will reasonably cooperate following the Effective Date to prepare and execute any further documentation as may be necessary to effectuate such assignments. Details of the plan for assignment of [***]. Puma shall be solely responsible for all future performance of and obligations under the Assigned Third Party Agreements (including [***]).

Section 5.8    Transfer of [***].    Puma may request that Takeda transfer to Puma [***] collected from clinical trials conducted by Takeda or its Affiliates with respect to the Licensed Product provided that, (i) in connection with any request, Puma shall be responsible for locating the relevant informed consent forms covering such [***] ([***]); (ii) upon locating the relevant informed consent form, Puma shall provide copies thereof to Takeda for Takeda’s review; (iii) any such request shall be limited to performing studies, research or other work with respect to such [***] that were contemplated by the applicable informed consent forms; and (iv) Takeda will only provide [***] for uses that Takeda deems in its sole discretion to be permitted by the relevant informed consent forms and to be permitted by applicable Data Protection Laws and applicable laws regarding the conduct of clinical trials. [***]. If the informed consent forms cannot be located or do not provide adequate consent for any applicable use of the [***], the Parties may agree to receive approval from an independent ethics board, if in compliance with each Party’s policies with respect to the use of such [***], and if permitted by applicable Data Protection Laws and applicable laws regarding the conduct of clinical trials.

Section 5.9    Wrong Pockets.    If, during the [***] following execution of this Agreement, either Takeda or Puma discovers any Know-How owned by Takeda or its Affiliate prior to the Effective Date, or any contract to which Takeda or its Affiliate is a party and executed prior to the Effective Date, in each case, that specifically and solely relates to the Licensed Compound and is necessary or reasonably useful for the Exploitation of the Licensed Compound in the form it exists as of the Effective Date and which was not included on the schedules hereto or was not transferred to Puma in accordance herewith, such Party shall notify the other Party and the Parties shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such contract or deliver such Know-How or license such Patent Right to Puma (including by updating the schedules or exhibits hereto to reflect the inclusion of such contract or Know-How). For the avoidance of doubt, Takeda will use reasonable efforts to locate any Know-How requested pursuant to this Section 5.9 but cannot guarantee that any such Know-How will exist or be reasonably accessible ([***]). Takeda shall have no obligation to incur additional costs or expenses in connection with this Section 5.9 or to provide any Know-How that is not reasonably accessible. For clarity, except with respect to requests for the use of [***] in accordance with Section 5.8, or as needed to respond to a request from a Regulatory Authority, Takeda shall have no obligation to respond to any requests or to provide additional information or materials under Section 5.4 through Section 5.9 more than [***] following the Effective Date.

Section 5.10    Data Privacy.

(a)    Warranties; Fair and Lawful Processing.

(i)    Puma and Takeda shall each comply with their respective obligations under all applicable Data Protection Laws in connection with the conduct of activities under this Agreement and each act as a Data Controller with respect to the Processing of Personal Data they each undertake pursuant to this Agreement, including entering into standard contractual clauses in a form mutually agreed by the Parties with respect to transfers of Personal Data outside the EEA, UK or Switzerland (the “SCCs”).

(ii)    Both parties acknowledge the importance of data privacy of individuals to whom shared data may relate and commit not to process Personal Data obtained from each other for any other purpose than those established under this Agreement, unless (A) authorized or required to do so by law, (B) as required to establish or defend legal claims, (C) as authorized by the other Party, or (D) to the extent Processing for such new purpose is permitted by and compliant with applicable Data Protection Laws and the notices provided to and any consents obtained from the relevant Data Subjects in connection therewith or, if not compliant with such notices and consents, upon obtaining appropriate further consent from the Data Subject.

(iii)    Each Party represents and warrants that it has provided an appropriate data privacy notice and, if legally required, obtained appropriate consent from the Data Subjects whose Personal Data under this Agreement is being shared with the other Party, that such notice (and consent if appropriate) is in accordance with applicable Data Protection Laws, and allows for the desired use of such Personal Data under this Agreement. Should a Party learn that it has provided Personal Data under this Agreement that may not be shared pursuant to a consent or notice, or should a Data Subject withdraw such consent, such Party shall promptly notify the other Party so that the affected Personal Data under this Agreement can be deleted as required.

(iv)    The Party receiving Personal Data under this Agreement shall ensure that the access to the Personal Data under this Agreement is limited to those of its personnel who need to have access to it for the performance of the obligations under this Agreement and that such personnel are informed of the confidential nature of the Personal Data under this Agreement.

(v)    In relation to the Processing each Party undertakes under this Agreement, the Parties shall apply appropriate technical and organizational security measures reflective of current good industry practice and technological development to protect Personal Data under this Agreement against accidental or unlawful destruction or loss, alteration (including corruption), unauthorized disclosure, use or access, and against all other unlawful forms of Processing.

(b)    Data Subjects’ Rights.

(i)    The Parties agree that the responsibility for complying with Data Subjects Requests falls to the Party receiving the Data Subject Request in respect of the Personal Data held and under the responsibility of that Party as Data Controller.

(ii)    The Parties agree to cooperate and provide reasonable assistance as is necessary to each other to enable them to comply with applicable Data Protection Laws, comply with Data Subject Requests, and respond to any other queries or complaints from Data Subjects or supervisory authorities in connection with Personal Data Processed pursuant to this Agreement.

(c)    Data Retention and Deletion.

(i)    The Party receiving the Personal Data from the other Party shall not Process the Personal Data under this Agreement for longer than necessary to conduct the relevant activities or exercise its rights under this Agreement.

(d)    Transfers.

(i)    Each Party may transfer the Personal Data under this Agreement to its Affiliates or subcontractors to the extent such Affiliates or subcontractors have a legitimate need to process the Personal Data under this Agreement, provided those subcontracts are subject to appropriate contractual restrictions and in accordance with applicable Data Protection Laws. Each Party shall not disclose or transfer Personal Data under this Agreement to an Affiliate or a subcontractor outside the European Economic Area or the United Kingdom without ensuring that adequate protections in accordance with applicable Law will be afforded to the Personal Data under this Agreement.

(e)    Security Incident Affecting Personal Data.

(i)    In the event a Party suffers a Security Incident Affecting Personal Data, such Party shall ensure it complies with Data Protection Laws and, if applicable, complies with any obligations to notify data protection supervisory authorities, Data Subjects or other regulatory bodies as required by applicable law.

(ii)    To the extent that a Party suffers a Security Incident Affecting Personal Data that (1) has an impact on the activities conducted under the Agreement or (2) relates to Personal Data under this Agreement which has been shared with such Party, such Party suffering the Security Incident Affecting Personal Data shall promptly notify the other Party about such Security Incident Affecting Personal Data and, in any event, no longer than 48 hours from discovery of any confirmed or suspected Security Incident Affecting Personal Data.

(f)    Cooperation

(i)    Each Party shall provide the other Party with such assistance as may be reasonably requested by the other Party in responding to requests from Data Subjects or supervisory authorities, conducting data protection impact assessments and contacting clinical trial sites, investigators or other subcontractors of the relevant disclosing Party to the extent required to enable the requesting Party to comply with its obligations under Data Protection Laws in relation to the Processing of Personal Data in connection with this Agreement.

(g)    Modifications

(i)    Each Party agrees to promptly negotiate and agree in good faith regarding any modifications or supplements to this Agreement, which may include entering into one or more additional data Processing agreement(s), data transfer agreement(s) or joint controller agreement(s), upon the other Party’s request, to the extent required for the Parties to collect, Process and disclose Personal Data in connection with the Agreement in compliance with applicable Data Protection Law, including:

(A)    to address changes to or the legal interpretation of Data Protection Laws;

(B)    to comply with the Data Protection Laws, any national legislation implementing it and any guidance on the interpretation of their respective provisions;

(C)    if the safeguards, mechanisms or findings of adequacy relied upon in relation to the transfer of Personal Data outside the European Economic Area or the United Kingdom are invalidated or amended,

(D)    if changes to the membership status of a country in the European Union or the European Economic Area require such modification;

(E)    if a Party Processes Personal Data on behalf of the other; or

(F)    if the Parties jointly determine the purposes and means of Processing or are otherwise considered to be joint controllers under Data Protection Law with respect to such Personal Data.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES

Section 6.1    Mutual Representations and Warranties.     Each of Takeda and Puma represent and warrant that:

(a)    it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c)    it shall comply with all applicable Law (including applicable Law relating to data protection and privacy) and Anti-Corruption Laws in connection with the performance of its rights, duties and obligations under this Agreement; and

(d)    this Agreement is legally binding upon it and enforceable in accordance with its terms. Except for consents required pursuant to the [***], the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law. The Parties agree that, solely with respect to any consents required in connection with the assignment of any agreement to Puma hereunder, the sole remedy for a breach of this Section as it relates to obtaining any such consent shall be that [***]. If such consent cannot be obtained, [***].

Section 6.2    Additional Puma Representations and Warranties.    Puma represents and warrants that:

(a)    it has not been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority; and

(b)    it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other applicable Law, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws.

Section 6.3    Additional Takeda Representations and Warranties.    Takeda represents and warrants that, as of the Effective Date:

(a)    Takeda Controls the Licensed Know-How set forth on Exhibit C and the Patent Rights listed on Exhibit D (which for clarity encompasses Exhibits D-1 and D-2), except for the Patent Rights listed as abandoned or to be abandoned;

(b)    To Takeda’s knowledge, the Licensed Patents on Exhibit D constitute all of the Patent Rights that are Controlled by Takeda as of the Effective Date and necessary for the Exploitation of the Licensed Compound(s) or Licensed Product existing as of the Effective Date in the Field in the Territory other than Patent Rights related to the use of the Licensed Compound or Licensed Products in combination with any Other Product;

(c)    The Patent Rights listed on Exhibit D are not subject to any liens or encumbrances and Takeda has not granted to any Third Party any rights or licenses under such Patent Rights or Licensed Know-How that would conflict with the licenses granted to Puma hereunder, except for non-exclusive licenses granted pursuant to the IIR Agreements, Reserved IIR Agreements, Assigned Third Party Agreements and Delayed Third Party Agreements. No patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, inter partes proceeding, abandonment, cancellation or patent protest pursuant to 37 C.F.R. §1.291 unless otherwise noted on Exhibit D; and

(d)    Takeda has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are invalid or unenforceable or that the manufacture, sale, offer for sale, or importation of the Licensed Compound or the Licensed Product existing as of the Effective Date in the Field infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

(e)    Takeda has no knowledge of any Third Party intellectual property rights that would be infringed by the Exploitation of the Licensed Compound or the Licensed Product existing as of the Effective Date in the Field.

(f)    Takeda has no knowledge that any Third Party is or was infringing or misappropriating the Licensed Technology in the Territory.

(g)    neither Takeda nor, to its knowledge, its Third Party manufacturers has received any notice on Form 483 or other notices of material noncompliance with applicable Laws relevant to the manufacture of a Licensed Compound or Licensed Product in the Territory, and no such entity has entered into a consent decree or similar arrangement with respect to the manufacture of a Licensed Compound or Licensed Product.

(h)    Except as set forth on Exhibit D, Takeda has no knowledge that any Third Party has any ownership interest in or to any Licensed Patent existing as of the Effective Date.

(i)    Neither Takeda nor, to its knowledge, its Third Party independent contractors have used in connection with Licensed Compound or Licensed Product any Person that has been or is debarred pursuant to Section 306 of the FDCA, as amended, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority.

(j)    Takeda has not received any notices of violations of applicable Laws from the FDA or any other Regulatory Authority with respect to the development or use of a Licensed Compound or Licensed Product that could reasonably be deemed to adversely affect the Exploitation of a Licensed Compound or Licensed Product.

(k)    To the extent material to the Exploitation of Licensed Compound or Licensed Product, all activities conducted by or on behalf of Takeda (which excludes, for clarity the IIRs) prior to the Effective Date in the course of developing the Licensed Compounds or Licensed Product have, to its knowledge, been in material compliance with all applicable Laws.

(l)    Takeda is not aware of any litigation that has been brought or threatened in writing by any Third Party alleging that the Exploitation of a Licensed Product within the Territory to treat a human patient has caused a serious injury, harm or death of such patient. For clarity, adverse events reported in the course of any clinical trial with respect to a Licensed Product are not considered litigation hereunder, unless a separate law suit with respect to such adverse event has been brought or threatened.

Section 6.4    Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE LICENSED PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ANY INVENTORY OR TANGIBLE MATERIALS PROVIDED BY TAKEDA HEREUNDER ARE PROVIDED AS-IS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, TAKEDA DISCLAIMS ANY WARRANTY WITH RESPECT TO THE LICENSED TECHNOLOGY, THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY TAKEDA TO PUMA, WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES AND ANY LICENSED PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (IV) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; OR (V) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED TECHNOLOGY OR ANY LICENSED PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS.

ARTICLE 7.
INDEMNIFICATION

Section 7.1    Indemnity by Puma.    Puma agrees to defend Takeda and its (and its Affiliates’) directors, officers, employees and agents (the “Takeda Indemnified Parties”) at Puma’s cost and expense, and will indemnify and hold Takeda and the other Takeda Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including Licensed Product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Puma, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the breach of this Agreement, including the representations, warranties and covenants made hereunder, by Puma, or (c) the Exploitation of any Licensed Product by or on behalf of Puma, its Affiliates, or their respective Sublicensees (including from Licensed Product liability and intellectual property infringement claims). In the event of any such claim against the Takeda Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Takeda promptly notifying Puma in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Puma except to the extent Puma is actually prejudiced thereby) and (y) Takeda granting Puma sole management and control, at Puma’s sole expense, over the defense of the claim and its settlement (provided, however, that Puma shall not settle any such claim without the prior written consent of Takeda if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Takeda Indemnified Party), would bind or impair a Takeda Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Takeda or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Takeda Indemnified Parties cooperating with Puma (at Puma’s expense). If, based on the reasonable advice of counsel to the Takeda Indemnified Parties, the Takeda Indemnified Parties have separate defenses from Puma or there is a conflict of interest between the Takeda Indemnified Parties and Puma, then the Takeda Indemnified Parties shall be permitted, at their own expense, to retain counsel of its choosing to represent them in such action or proceeding.

Section 7.2    Indemnity by Takeda.    Takeda agrees to defend Puma and its (and its Affiliates’) directors, officers, employees and agents (the “Puma Indemnified Parties”) at Takeda’s cost and expense, and will indemnify and hold Puma and the other Puma Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim arising out of or otherwise relating to (i) the Exploitation of any Licensed Product by or on behalf of Takeda, its Affiliates, or their respective Sublicensees (including from Licensed Product liability and intellectual property infringement claims) prior to the Effective Date, (ii) the practicing by Takeda or its Affiliates of the rights granted to Takeda under Section 9.5, or (iii) the gross negligence or willful misconduct or material breach of Takeda in performing its obligations under the Transition Plan (except to the extent such breach is caused by Puma’s failure to perform its obligations under the Transition Plan). In the event of any such claim against the Puma Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Puma promptly notifying Takeda in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Takeda except to the extent Takeda is actually prejudiced thereby), (y) Puma granting Takeda sole management and control, at Takeda’s sole expense, over the defense of the claim and its settlement (provided, however, that Takeda shall not settle any such claim without the prior written consent of Puma if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Puma Indemnified Party), would bind or impair a Puma Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Puma or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Puma Indemnified Parties cooperating with Takeda (at Takeda’s expense). If, based on the reasonable advice of counsel to the Puma Indemnified Parties, the Puma Indemnified Parties have separate defenses from Takeda or there is a conflict of interest between the Puma Indemnified Parties and Takeda, then the Puma Indemnified Parties shall be permitted, at their own expense, to retain counsel of its choosing to represent them in such action or proceeding.

Section 7.3    LIMITATION OF DAMAGES.    IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THE TRANSACTION DOCUMENTS TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.3 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 2 (LICENSE GRANT) OR ARTICLE 8 (CONFIDENTIALITY) OF THIS AGREEMENT, (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, OR (C) THE INDEMNIFICATION RIGHTS OF A PARTY UNDER THIS ARTICLE 7 WITH RESPECT TO ANY DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.4    Insurance.    At least [***] prior to the Initiation of any Clinical Trial by or on behalf of Puma or its Affiliates, Puma shall at its own expense procure and maintain during the Term (and for [***] thereafter) Clinical Trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent biotechnology or pharmaceutical companies engaged in clinical trials of products at the same stage conducted by Puma. Additionally, at least [***] prior to First Commercial Sale, Puma shall at its own expense procure and maintain during the Term (and for [***] thereafter) Licensed Product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Each insurance policy required by and procured by Puma under this Section 7.4 shall [***]. Such insurance shall not be construed to create a limit of Puma’s liability with respect to its indemnification obligations under this Article 7. Puma shall provide Takeda with a certificate of insurance or other evidence of such insurance, upon request. Puma shall provide Takeda with written notice at least [***] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of Takeda hereunder.

ARTICLE 8.
CONFIDENTIALITY

Section 8.1    Confidential Information.

8.1.1    Confidential Information.    Each Party and its Affiliates (“Disclosing Party”) may disclose to the other Party and its Affiliates (“Receiving Party”), and Receiving Party may receive during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing that the Disclosing Party has received from Third Parties. For clarity, any data from studies relating to the Licensed Compound or Licensed Products in combination with any Other Product, as well as any data from studies which are unrelated to the Licensed Compound or Licensed Product (for example clinical trial information arising from a trial arm that did not include the Licensed Compound) will be deemed the Confidential Information of Takeda.

8.1.2    Restrictions.    During the Term and for [***] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except as necessary for the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates and their employees or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.1.3    Exceptions.    Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party or its Affiliates; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

8.1.4    Permitted Disclosures.    Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)    in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b)    in connection with prosecuting or defending litigation, seeking, obtaining and maintaining Marketing Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)    to Sublicensees or prospective Sublicensees, subcontractors or prospective subcontractors, payors, consultants, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive (except for the duration of such restrictions, which shall be no less than [***]) than those set forth in this Article 8; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.1.4(c) to treat such Confidential Information as required under this Article 8.

(d)    to actual or prospective investors, acquirers, merger partners, and to any investment advisors, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 8 (except for the duration of such restrictions, which shall be no less than [***]); provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 8.1.4(d) to treat such Confidential Information as required under this Article 8.

With respect to Sections 8.1.4(a) or 8.1.4(b) (other than Marketing Approvals and other Regulatory Filings and communications), where reasonably practicable, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

Section 8.2    Terms of this Agreement.    The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4. Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld, conditioned or delayed. The Parties have agreed on an initial press release with respect to their execution of this Agreement, as set forth in Exhibit K.

Section 8.3    Publications.

8.3.1    Right to Publish.    Subject to the provisions of Sections 8.1, 8.2 and 8.3.2, Puma shall have the right to publish with respect to Licensed Products in scientific publications, and to make scientific presentations on Licensed Products. Subject to the provisions of Sections 8.1, 8.2 and 8.3.2, Takeda shall have the right to publish, and to allow Third Parties to publish, with respect to Licensed Products in scientific publications, and to make scientific presentations on Licensed Products, in each case only to the extent such publication or right to publication is required pursuant to the terms and conditions of the Reserved IIRs.

8.3.2    Review.    Except as required by Law or court order, for any proposed publication or presentation regarding a Licensed Product by Puma, Puma: (a) shall transmit a copy of the proposed publication for review and comment to Takeda at least [***] prior to the submission of such publication to a Third Party; and (b) upon request of Takeda (or its applicable licensee), shall remove all Confidential Information of Takeda (or its applicable licensee) unless such disclosure is permitted pursuant to Section 8.1. Except as required by Law or court order, for any proposed publication or presentation regarding a Licensed Product by Takeda or an investigator under a Reserved IIR based on a requirement to allow such publication under a Reserved IIR, Takeda: (a) shall transmit a copy of the proposed publication for review and comment to Puma promptly following receipt thereof from the investigator of such Reserved IIR; and (b) upon request of Puma (or its applicable licensee), shall request removal of all Confidential Information of Takeda that may be removed pursuant to the terms of the Reserved IIR, and request that the investigator of the Reserved IIR delay submission of such publication or the provision of such presentation for a reasonable time, not to exceed [***], to allow the submission of patent applications to protect any patentable inventions disclosed therein.

Section 8.4    Attorney-Client Privilege.    Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 9.
TERM AND TERMINATION

Section 9.1    Term.    The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product(s) in the Territory. Upon expiration (but not termination) of this Agreement, the licenses granted to Puma by Takeda under this Agreement to Exploit the Licensed Product(s) shall be fully paid-up, perpetual, irrevocable and non-exclusive.

Section 9.2    Termination by Takeda.

9.2.1    Breach.

(a)    Takeda shall have the right to terminate this Agreement in full in the event Puma materially breaches this Agreement (including any breach of its obligation to use Commercially Reasonable Efforts, which shall be deemed a material breach), and such breach has not been cured by Puma within ninety (90) days after written notice thereof is provided to Puma by Takeda, provided that the foregoing cure period shall be forty-five (45) days for breaches that consist of a failure to pay amounts as and when due hereunder. Any termination of this Agreement under this Section 9.2.1 shall become effective at the end of the applicable cure period, unless Puma has cured such breach or default prior to the expiration of such cure period, or, if such breach or default cannot be cured within such cure period, such termination shall be effective upon such written notice of such breach or default from Takeda.

(b)    If Puma disputes in good faith the existence or materiality of a breach specified in a notice provided by Takeda to Puma pursuant to Section 9.2.1(a), and Puma provides notice to Takeda of such dispute within the applicable cure period, Puma may require the Executive Officers to meet and confer in good faith to resolve such breach condition and Takeda shall not have the right to terminate this Agreement until forty-five (45) days following such notice. The Executive Officers of the Parties shall, as soon as reasonably practicable, after Puma’s notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by the Parties. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.2.2    Termination for Shelving.    If Puma (including via its Affiliates and Sublicensees), at any time during the Term ceases all bona fide development, manufacturing or commercialization activities with respect to all Licensed Products for a continuous period of longer than twelve (12) months, and such suspension of activity is not: (i) by written agreement of the Parties, or (ii) a result of Puma’s, its Affiliates or its Sublicensee’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a recall or withdrawal), then Takeda may, at its election, notify Puma that Takeda intends to terminate this Agreement. In such case, the Parties shall meet to discuss the basis for such cessation of activities for Licensed Products. Unless Puma provides a plan reasonably acceptable to Takeda to recommence activities with respect to Licensed Products within thirty (30) days of receiving such notice from Takeda, then Takeda may terminate this Agreement upon thirty (30) days’ prior written notice to Puma.

9.2.3    Termination for IP Challenge.    Takeda will have the right to terminate this Agreement in full upon written notice to Puma in the event Takeda discovers or receives notice that Puma or any of its Affiliates or Sublicensees directly challenged in a legal or administrative proceeding the enforceability or validity of any Licensed Patents; provided, however, that Takeda will not have the right to terminate this Agreement under this Section 9.2.2 if (a) for any such challenge by any Sublicensee, Puma terminates such sublicense within sixty (60) days of Takeda’s notice to Puma under this Section 9.2.2, or (b) in any case such challenge is dismissed within sixty (60) days of Takeda’s notice to Puma under this Section 9.2.2 and not thereafter continued.

Section 9.3    Termination by Puma.

9.3.1    Breach by Takeda.

(a)    Puma shall have the right to terminate this Agreement in full in the event Takeda materially breaches this Agreement and such breach has not been cured within ninety (90) days after written notice thereof is provided to Takeda by Puma. Any termination of this Agreement under this Section 9.3.1 shall become effective, (i) at the end of the applicable cure period if no Licensed Product has entered a Clinical Trial, (ii) one hundred twenty (120) days after written notice thereof if any Licensed Product has entered a Clinical Trial, and (iii) one hundred eighty (180) days after written notice if any Licensed Product has received a Marketing Approval and is being sold commercially, in each case, unless Takeda has cured such breach or default prior to the expiration of such cure period.

(b)    If Takeda disputes in good faith the existence or materiality of a breach specified in a notice provided by Puma to Takeda pursuant to Section 9.3.1(a), and Takeda provides notice to Puma of such dispute within the applicable cure period, Takeda may require the Executive Officers to meet and confer in good faith to resolve such breach condition and Puma shall not have the right to terminate this Agreement until forty-five (45) days following such notice. The Executive Officers of the Parties shall, as soon as reasonably practicable after Takeda’s notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by such Parties. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.3.2    At Will.    Puma may terminate this Agreement in its entirety at will, in its sole discretion, on not less than one hundred twenty (120) days’ prior written notice to Takeda.

Section 9.4    Termination Upon Bankruptcy.    Subject to applicable Law and Section 10.2, either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

Section 9.5    Effects of Termination.

Upon the effective date of termination by a Party pursuant to Sections 9.2, 9.3 or 9.4:

(a)    All rights and licenses granted by Takeda to Puma in Article 2 will terminate, and Puma and its Affiliates, and (subject to Section 9.5(e)) Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any Licensed Compound or Licensed Product, except to the extent required to fulfill its obligations under this Section 9.5.

(b)    If requested by Takeda within [***] of the effective date of termination, Puma will, within [***] of such request, promptly transfer to Takeda (or its designated Affiliate or subcontractor) all [***], to the extent then-existing. Takeda will [***] for the transfer of such materials requested by Takeda under this Section 9.5(b) [***]. If Takeda does not request transfer of such items pursuant to this Section 9.5(b) within [***] of the effective date of termination, Puma may retain or destroy such items in its discretion, in each case in compliance with applicable Laws.

(c)    If requested by Takeda within [***] of the effective date of termination, Puma will, within [***] of such request, [***].

(d)    Puma agrees to grant, and hereby grants, to Takeda, effective upon such termination, [***]. If Puma has licensed any [***], then Puma shall notify Takeda of the existence of [***], including a description thereof and the [***]. In addition, Puma will, if requested by Takeda, [***].

(e)    Any sublicenses granted by Puma or its Affiliates prior to the effective date of termination of this Agreement shall survive any such termination, provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable sublicense, and provided that in no event will Takeda be obligated to fulfill any of Puma’s obligations under such sublicense.

(f)    Notwithstanding the foregoing, [***].

Section 9.6    Survival.    In addition to the termination consequences set forth in Section 9.5, the following provisions will survive termination or expiration of this Agreement: Article 1 (Definitions), to the extent applicable to the remaining surviving provisions, Section 2.3 (Limited Grant), Section 2.4 (Reserved Rights), Article 3 (Payments), solely as it relates to payments that become due prior to (but are not yet paid as of) the effective date of such termination or expiration, Section 3.11 (Records and Audits), Section 4.1 (Inventorship of Intellectual Property), Section 5.10 (Data Privacy), Section 6.4 (Disclaimer), Article 7 (Indemnification), Article 8 (Confidentiality) Section 9.1 (Term) (solely in case of expiration), Section 9.5 (Effects of Termination) and Article 10.

Section 9.7    Additional Rights and Remedies.    Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Except as set forth in this Article 9 and except for any provisions which by their terms survive expiration or termination of this Agreement, all other rights and obligations will terminate upon termination or expiration of this Agreement.

ARTICLE 10.
MISCELLANEOUS

Section 10.1    Entire Agreement; Amendment.    This Agreement and all Exhibits and Schedules attached to this Agreement, along with the Confidentiality Agreement between Puma and Takeda Pharmaceuticals U.S.A., Inc., an Affiliate of Takeda, dated September 1, 2021, any Assignment and Assumption Agreement entered into between the Parties, the Pharmacovigilance Agreement, the SCCs and the Document Access Agreement (collectively, the “Transaction Documents”) constitute the entire agreement between the Parties as to the subject matter hereof. For clarity, all confidential information exchanged pursuant to the aforementioned Confidentiality Agreement shall be included in Confidential Information and subject to the terms and conditions of this Agreement. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by the Transaction Documents. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2    Section 365(n) of the Bankruptcy Code.    All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 10.3    Independent Contractors.    The relationship between Puma and Takeda created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties, including for tax purposes. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.4    Governing Law; Jurisdiction.    This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 10.5    Notice.    All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to Puma:

Puma Biotechnology, Inc.

10880 Wilshire Blvd, Suite 2150

Los Angeles, CA 90024

Attention: [***]

With a copy, which shall not constitute notice to:

Latham & Watkins

650 Town Center Drive

20th Floor

Costa Mesa CA 92626-1925

Fax: [***]

Attention: [***]

If to Takeda:

Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Attention: [***]

With a copy, which shall not constitute notice to:

Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Attention: [***]

Email: [***]

Section 10.6    Compliance with Law; Severability.    Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.7    Non-Use of Names.    Takeda shall not use the name, trademark, logo, or physical likeness of Puma or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Puma’s prior written consent. Takeda shall require its Affiliates to comply with the foregoing. Puma shall not use the name, trademark, logo, or physical likeness of Takeda or any of its Affiliates or its or their officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Takeda’s prior written consent.

Section 10.8    Successors and Assigns.    Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party to which this Agreement relates, without the prior consent of the non-assigning Party but with written notice to such non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.8 shall be null and void.

Section 10.9    Waivers.    A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.10    No Third Party Beneficiaries.    Except as expressly provided with respect to Takeda Indemnified Parties and Puma Indemnified Parties in Article 7, nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.11    Headings; Exhibits.    Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.12    Interpretation.    Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” (or cognates thereof) as used herein shall mean including (or the cognate thereof), without limiting the generality of any description preceding such term. The term “will” as used herein means “shall.” All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.13    Equitable Relief.    Each Party acknowledges that a breach by it of the provisions of Article 8 of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article 8 of this Agreement by the other; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 10.14    Force Majeure.    Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any Governmental Authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

Section 10.15    Further Assurances.    Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 10.16    Counterparts.    This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or.pdf or other electronically transmitted documents.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PUMA BIOTECHNOLOGY, INC.

By:/s/ Alan Auerbach

Name: Alan Auerbach

Title: CEO

MILLENNIUM PHARMACEUTICALS, INC.

By:/s/ Michael Martin

Name: Michael Martin

Title: Authorized Signatory

[Signature Page to Exclusive License Agreement]